Exhibit 4


                                                                EXECUTION COPY




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                            SHAREHOLDERS AGREEMENT


                                     among


                           AT&T LATIN AMERICA CORP.,


                             ATTLA HOLDING CORP.,


                            NORBERTO OSCAR ALVAREZ,
                           ALEJANDRO OSVALDO ROSSI,
                       SUSANA BEATRIZ VITALE de ALVAREZ


                                      and


                                  AT&T CORP.

                                     dated
                                 June 30, 2000





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




                           TABLE OF CONTENTS
                                                                          Page

ARTICLE I   DEFINITIONS......................................................1
      1.1   Definitions......................................................1

ARTICLE II  RESTRICTIONS ON TRANSFER.........................................5
      2.1   General..........................................................5
      2.2   Legend on Share Certificates.....................................6
      2.3   Improper Transfer................................................6

ARTICLE III TAG ALONG RIGHT; RIGHT OF FIRST REFUSAL; PUT RIGHTS..............7
      3.1   Kevtech Shareholders Tag Along Right.............................7
      3.2   Controlling Shareholder First Refusal Right......................8
      3.3   Change of Control Put Right.....................................10
      3.4   Keytech Shareholder Put Right...................................11
      3.5   Termination of Article III Provisions...........................12

ARTICLE IV  REGISTRATION RIGHTS.............................................12
      4.1   Definitions.....................................................12
      4.2   Securities Subject to this Agreement............................14
      4.3   Piggy-Back Registration Rights..................................14
      4.4   Demand Registration Rights......................................16
      4.5   Selection of Underwriters.......................................17
      4.6   Blackout Periods; Holdback......................................17
      4.7   Registration Procedures.........................................18
      4.8   Registration Expenses...........................................22
      4.9   Reports under the Exchange Act..................................22
      4.10  Indemnification; Contribution...................................22
      4.11  Participation in Underwritten Offerings.........................25
      4.12  Mergers, etc....................................................25
      4.13  Assignment of Registration Rights...............................26
      4.14  No Inconsistent Agreements......................................26

ARTICLE V   REPRESENTATIONS AND WARRANTIES..................................26
      5.1   Presentations and Warranties....................................26
      5.2   No Other Shareholders Agreements................................27

ARTICLE VI  CERTAIN COVENANTS...............................................27
      6.1   Other Shareholders Agreements...................................27
      6.2   Access to Financial Information.................................27
      6.3   AT&T Consultation with Keytech Shareholders.....................27
      6.4   Termination of Article VI Provisions............................27

ARTICLE VII MISCELLANEOUS...................................................27
      7.1   Further Assurances..............................................28

      7.2   Confidentiality.................................................28
      7.3   Entire Agreement................................................28
      7.4   Binding Effect; Benefit.........................................28
      7.5   Assignability...................................................29
      7.6   Amendment; Waiver...............................................29
      7.7   Effect of Share Ownership.......................................29
      7.8   Notices.........................................................29
      7.9   Headings........................................................31
      7.10  Counterparts....................................................31
      7.11  Governing Law...................................................31
      7.12  Consent to Jurisdiction.........................................32
      7.13  Termination.....................................................32
      7.14  Specific Performance............................................32
      7.15  Severability....................................................33

      THIS SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of June 30, 2000, is among AT&T LATIN AMERICA CORP., a corporation organized under the laws of Delaware (the "Company"), ATTLA Holding Corp., a corporation organized under the laws of Delaware (formerly known as BENTIS, Inc.) ("AT&T Shareholder"), Noberto Oscar Alvarez, Alejandro Osvaldo Rossi and Susana Beatriz Vitale de Alvarez (together with their Permitted Transferees, the "Keytech Shareholders"), and solely for purposes of Section 3.3, 3.4 and 6.3, AT&T CORP., a corporation organized under the laws of New York ("AT&T") (certain capitalized terms to have the respective meanings specified therefor in Sections 1.1 and 4.1):

                             W I T N E S S E T H:

      WHEREAS, pursuant to a Stock Purchase Agreement, dated as of February 23, 2000 (the "Stock Purchase Agreement") by and between the Company and the Keytech Shareholders, the Keytech Shareholders have agreed to sell all of the issued and outstanding shares of common stock of Keytech LD, S.A., an Argentine corporation, and receive a purchase price that includes shares of Class A Common Stock of the Common Stock of the Company (the "Class A Common Stock");

      WHEREAS, after the closing under the Stock Purchase Agreement (the "Closing"), the Keytech Shareholders will own shares of Class A Common Stock and AT&T will indirectly own shares of Class B Common Stock of the Company (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock");

      WHEREAS, the execution of this Agreement is a condition to the consummation of the transactions contemplated by the Stock Purchase Agreement; and

      WHEREAS, the Company, AT&T Shareholder and the Keytech Shareholders desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to the Company and the shares of Common Stock owned by them;

      NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

      1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

      "Affiliate" means, with respect to any Person, at any time, any other Person that, alone or together with any other Person, directly or indirectly controls, or is controlled by, or is under common control with such Person, provided that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company. For purposes of this definition, the term "control" (including with correlative meanings, "controlling" "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

      "Asset Purchaser" has the meaning set forth in Section 3.3(a).

      "AT&T Group" means AT&T and each wholly owned direct or indirect subsidiary of AT&T.

      "AT&T Merger" means the merger under the Agreement and Plan of Merger, among AT&T, the Company, Frantis, Inc. and FirstCom Corporation, dated November 1, 1999.

      "Beneficial ownership" and "beneficially own" have the meanings set forth in Rule 13d-3 under the Exchange Act as in effect on the date hereof.

      "BT" means British Telecommunications plc or any Affiliate thereof.

      "Business Day" in the case of determining a date on which any payment is due, means a date other than Saturday, Sunday or any day on which banks located in the City of New York are authorized or obligated by law to close, and for purposes of Article IV other than for determining a date on which any payment is due, a day on which the principal offices of the SEC in Washington,
D. C. are open to accept filings.

      "Change of Control" has the meaning set forth in Section 3.3(a).

      "Change of Control Put Right" has the meaning set forth in Section
3.3(a).

      "Class A Common Stock" has the meaning set forth in the Recitals to this Agreement.

      "Class B Common Stock" has the meaning set forth in the Recitals to this Agreement.

      "Closing Date" has the meaning set forth in the Stock Purchase
Agreement.

      "Closing Shares" means the Shares received by the Keytech Shareholders on the Closing Date, and Shares subsequently released to the Keytech Shareholders by the Escrow Agent pursuant to the Escrow Agreement. Shares held in escrow pursuant to the Escrow Agreement are not Closing Shares for the purposes of this Agreement.

      "Common Stock" has the meaning set forth in the Recitals to this Agreement.

      "Confidential Information" has the meaning set forth in Section 7.2(b).

      "Controlling Group" has the meaning set forth in Section 3.3(a).

      "Controlling Shareholders" means AT&T Shareholder and its Permitted Transferees that hold Shares and "Controlling Shareholder" means each such Person.

      "Controlling Shareholders First Refusal Rights" has the meaning set forth in Section 3.2(b).

      "Dollars" or "$" means United States dollars.

      "Escrow Agreement" means the Escrow Agreement among the Company, the Keytech Shareholders and Citicorp, as Escrow Agent, dated___ 2000.

      "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and any successor act and the rules and regulations thereunder or under any successor act.

      "Governmental Authority" means any national or local government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial body of the United States, Argentina or any other country which has jurisdiction over the Company or any of its Subsidiaries.

      "Keytech Put Price" means a price per Share of $21.21 as adjusted for any stock split, stock dividend, combination or consolidation, or other recapitalization of the Company or similar transaction, plus interest accrued thereon at the LIBOR Rate from and after the Closing Date through and including the date on which AT&T pays the put price pursuant to Section 3.4 compounded annually.

      "Keytech Shareholders Put Right" has the meaning set forth in Section 3.4(a).

      "Keytech Shareholders Put Termination Date" has the meaning set forth in
Section 3.4(a).

      "LIBOR Rate" means the rate per annum determined on the basis of the offered rates for a $25,000,000 deposit for a period of 12 months which appear on the Reuters Screen LIBO page as of 11:00 a.m. (London time) on the Closing Date (provided that, if at least two such offered rates appear on the Reuters Screen LIBO Page on the Closing Date or any anniversary thereof, the rate will be the arithmetic mean of such offered rates). For purposes of this definition, "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

      "Lien" means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defeat, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including, but not limited to, such Liens as may arise under any contract, agreement, instrument, obligation, arrangement or understanding, written or oral.

      "Notice Period" has the meaning set forth in Section 3.1(b).

      "Offered Shares" has the meaning set forth in Section 3.1(a).

      "Permitted Transferee" means:

          (i) with respect to any Transfer of Shares by a Keytech Shareholder,
     (a) any partnership, corporation, limited liability company, trust or other entity which is controlled by any Keytech Shareholder, (b) any other Keytech Shareholder, (c)(x) the spouse or children of any Keytech Shareholder, (y) one or more of any Keytech Shareholder's lineal descendants and (z) any trust of which any Keytech Shareholder is the sole trustee or is a trustee together solely with his or her spouse or children or one or more of his or her lineal descendants and the beneficiaries of which are his or her spouse or children or one or more of his or her lineal descendants; or

          (ii) with respect to any Transfer of Shares by AT&T Shareholder or another Controlling Shareholder, any Affiliate of AT&T Shareholder;

provided, that each Permitted Transferee shall have agreed in writing to be bound by this Agreement and to become a Shareholder for purposes of this Agreement.

      "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "Proposed Transferee" has the meaning set forth in Section 3.1(a).

      "Pro Rata Portion" has the meaning set forth in Section 3.1(b).

      "Public Market Date" means the date on which the Company consummates an underwritten primary public offering of the Class A Common Stock pursuant to an effective registration statement under the Securities Act, provided that such registered Shares are listed for trading on the New York Stock Exchange, Inc., the Nasdaq National Market, or any successor thereto.

      "Region" means Antigua and Barbuda, Argentina, Bahamas, Barbados, Bolivia, Brazil, Chile, Colombia, Dominica, Dominican Republic, Ecuador, Grenada, Guyana, Haiti, Jamaica, Panama, Paraguay, Peru, Saint Lucia, Saint Vincent and the Grenadines, Suriname, St. Kitts and Nevis, Trinidad and Tobago and Uruguay.

      "Representatives" has the meaning set forth in Section 7.2(b).

      "SEC" means the United States Securities and Exchange Commission.

      "Sale Offer" has the meaning act forth in Section 3.1(a).

      "Securities Act" means the United States Securities Act of 1933, as amended, and any successor act and the rules and regulations thereunder or under any successor act.

      "Shareholder" means each holder of Shares who is a party to this Agreement, whether on or after the date hereof.

      "Shares" means shares of Common Stock. With respect to the Keytech Shareholders, "Shares" means only (i) Closing Shares and (ii) any Shares of Common Stock paid, issued, or distributed in respect of Closing Shares referred to in clause (i) by way of stock dividend or distribution or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or otherwise.

      "Stock Purchase Agreement" has the meaning set forth in the Recitals to this Agreement.

      "Strategic Investor" means BT or another major international telecommunications company with which AT&T or the Company determines to have a major joint venture or strategic alliance.

      "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect at least a majority of the board of directors, managers or trustees or other persons performing similar functions are at the time directly or indirectly owned by the Company.

      "Tag Along Right" has the meaning set forth in Section 3. 1 (b).

      "Transfer" means any direct or indirect sale, assignment, transfer, grant of a participation or other interest in, pledge or other dispositions of Shares, provided that a Transfer does not include a release of Shares from escrow to the Company in accordance with the Escrow Agreement.

      "Transfer Consideration" has the meaning sat forth is Section 3.1(a).

      "Transferring Controlling Shareholder" has the meaning set forth in
Section 3.1(a).

      "Transferring Keytech Shareholder" has the meaning set forth in Section 3.2(a).

      "Voting Securities" means the Common Stock and any other securities (including voting preferred stock) issued by the Company which are entitled to vote generally for the election of directors of the Company, whether currently outstanding or hereafter issued (other than securities having such powers only upon the occurrence of a contingency).


                                  ARTICLE II

                           RESTRICTIONS ON TRANSFER

      2.1 General. (a) A Controlling Shareholder may Transfer any of its Shares only if the Keytech Shareholders are offered the Tag Along Right in respect of such Transfer in accordance with the provisions of Section 3.1(a) through (e), unless such Transfer is of the type referred to in Section 3.1(f).

      (b) Until the Public Market Date has occurred, a Keytech Shareholder may Transfer any of his or her Shares only if the Controlling Shareholders are offered the Controlling Shareholder First Refusal Right in respect of such Transfer in accordance with the provisions of Section 3.2(a) through (e), unless such Transfer is of the type referred to in Section 3.2(f);

provided, however, that on or before the first anniversary of the Closing Date, the Keytech Shareholders may only Transfer Shares to a Permitted Transferee or pursuant to Sections 3.1, 3.2(f)(vi) or 3.3.

      (c) Except to the extent provided in Section 4.13 and Section 7.5, only transferees of Shares that are Permitted Transferees shall become bound by, and entitled to rights under, this Agreement and to become Shareholders for purposes of this Agreement.

      (d) No Shareholder may Transfer any of its Shares at any time except in compliance with all applicable securities laws of the United States and other jurisdictions, the terms of all licenses, permits and authorizations then held by the Company or its Subsidiaries, and any requirements for the prior approval of any Governmental Authority that may be required under such applicable laws, licenses or authorizations.

      2.2 Legend on Share Certificates. (a) In addition to any other legend that may be required, each certificate for Shares shall bear a legend in substantially the following form:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "1933 ACT") OR UNDER ANY STATE SECURITIES LAWS AND SHALL NOT BE TRANSFERRED, SOLD, ASSIGNED OR HYPOTHECATED UNTIL EITHER (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH SHARES, WHICH OPINION IS SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH SHARES MAY BE SOLD, ASSIGNED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS.

            THESE SHARES MAY BE SUBJECT TO FURTHER RESTRICTIONS ON TRANSFER PURSUANT TO THE SHAREHOLDERS' AGREEMENT DATED [THE CLOSING DATE], A COPY OF WHICH IS AVAILABLE FOR REVIEW AT THE OFFICES OF THE COMPANY.

      (b) If any Shares shall cease to be subject to the restrictions referred to in the first sentence of the legend required by Section 2.2(a), the Company shall, upon the written request of the holder thereof and the receipt of any appropriate legal opinions, issue to such holder a new certificate evidencing such Shares without the first sentence of the legend required by section 2.2(a) endorsed thereon. If any Shares cease to be subject to any restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares without the second sentence of the legend required by
Section 2.2(a) endorsed thereon.

      2.3 Improper Transfer. Any attempt to Transfer any Shares not in compliance with this Agreement shall be null and void, and neither the Company nor any transfer agent for the Shares shall give any effect in the Company's stock records to such attempted Transfer.

                                 ARTICLE III

              TAG ALONG RIGHT; RIGHT OF FIRST REFUSAL; PUT RIGHTS

      3.1 Keytech Shareholders Tag Along Right. (a) If any Controlling Shareholder (the "Transferring Controlling Shareholder") wishes to Transfer all or part of its Shares to any Person other than as provided in paragraph
(f) of this Section 3.1, the Transferring Controlling Shareholder shall, prior to consummating any such Transfer, give a written notice (a "Sale Offer") to the Keytech Shareholders. The Sale Offer shall set forth (i) the number of Shares proposed to be transferred (the "Offered Shares"), (ii) the name and address of the proposed transferee of the Offered Shares (the "Proposed Transferee"), (iii) the proposed price, payment terms (including form of consideration (the "Transfer Consideration")) and other material terms and conditions of the proposed Transfer and, if in existence, a copy of the Proposed Transferee's offer and (iv) an offer to include the Closing Shares held by the Keytech Shareholders in the proposed Transfer by the Transferring Controlling Shareholder as provided herein. If the Transfer Consideration specified in the Sale Offer includes any property other than cash, such Transfer Consideration shall be deemed to be the amount of any cash included in the Transfer Consideration plus the value (as jointly determined by a nationally recognized investment banking firm selected by the Transferring Controlling Shareholder and a nationally recognized investment banking firm selected by the Keytech Shareholders) of such other property included in such Transfer Consideration. For this purpose, the Transferring Controlling Shareholder and the Keytech Shareholders shall use their reasonable best efforts to cause any determination of the value of any such other property included in the Transfer Consideration to be made within 15 days after the date of delivery of the Sale Offer. If the investment banking firms selected by such parties are unable to agree upon the value of any such other property within such 15-day period, such firms shall promptly select a third nationally recognized investment banking firm whose determination as to such value shall be conclusive.

      (b) The Keytech Shareholders shall have a period of 30 days after their receipt of the Sale Offer (the "Notice Period") to give written notice to the Transferring Controlling Shareholder of exercise of their right to include in the proposed Transfer Closing Shares held by the Keytech Shareholders (the "Tag Along Right"). The Keytech Shareholders shall be entitled to include in the proposed Transfer up to the Pro Rata Portion of the Closing Shares of Keytech Shareholders; provided that, if as a result of the proposed Transfer, the Keytech Shareholders would hold fewer than 100,000 Shares, then the Keytech Shareholders shall be entitled to include in the proposed Transfer all of their Shares. The "Pro Rata Portion" of Shares held by the Keytech Shareholders shall be equal to the product of (x) the total number of Closing Shares then owned by the Keytech Shareholders as a group and (y) a fraction, the denominator of which shall be the total number of Shares then owned by the Transferring Controlling Shareholder, and the numerator of which shall be the number of Offered Shares. The Closing Shares to be transferred pursuant to exercise of the Tag Along Right shall be allocated among the exercising Keytech Shareholders on a pro rata basis based on the relative number of Closing Shares owned by each such Keytech Shareholders.

      (c) In the event the Keytech Shareholders shall have notified the Transferring Controlling Shareholder within the Notice Period that they wish to exercise the Tag Along Right, the Transferring Controlling Shareholder shall have 60 days from the last day of the Notice

Period or, if the prior approval by any Governmental Authority shall be required for the Transfer of the Offered Shares, 30 days from the date of such approval, in which to Transfer the Offered Shares at a price not lower than that contained in the Sale Offer and on terms and conditions not more favorable than those contained in the Sale Offer, provided that in the event of any such Transfer, the Transferring Controlling Shareholder shall (i) Transfer the Offered Shares to the Proposed Transferee identified in the Sale Offer and (ii) include any such Transfer, upon the same terms and conditions as the Offered Shares, the number of Shares held by the Keytech Shareholders indicated in their notice to the Transferring Controlling Shareholder in accordance with the terms herein. No Keytech Shareholder shall be required to make any representation or warranty in connection with the proposed Transfer other than representations comparable to those contained in Sections 3.1, 3.2 and 3.3 of the Stock Purchase Agreement.

      (d) If within the Notice Period the Keytech Shareholders have not given written notice to the Transferring Controlling Shareholder of their decision to exercise the Tag Along Right, the Transferring Controlling Shareholder shall have 60 days from the last day of the Notice Period or, if the prior approval by any Governmental Authority shall be required for the Transfer of the Offered Shares, 30 days from the date of such approval, in which to Transfer the Offered Shares at a price not lower than that contained in the Sale Offer and on terms and conditions not more favorable than those contained in the Sale Offer. The Transferring Controlling Shareholder shall Transfer the Offered Shares solely to such Proposed Transferee or its Affiliates.

      (e) If at the end of the applicable period provided for in Section 3.1(c) or 3.1(d), the Transferring Controlling Shareholder has not completed the Transfer of the Offered Shares or, if the prior approval by any Governmental Authority shall be required for the Transfer of the Offered Shares, the Transferring Shareholder shall not have filed or caused to be filed with such Governmental Authority a request for any such approval within 15 days from the last day of the Notice Period, the Transferring Controlling Shareholder may not Transfer the Offered Shares without again complying with this Section 3.1.

      (f) A Controlling Shareholder may Transfer any of its Shares as set forth below, without complying with the provisions of paragraphs (a) through
(e) of this Section 3.1:

      (i)    to a Permitted Transferee;

      (ii) to BT in connection with a strategic investment by BT is the Company;

      (iii) pursuant to a bona fide public offering registered under the Securities Act; and

      (iv)   to the Company.

      3.2 Controlling Shareholder First Refusal Right. (a) If any Keytech Shareholder (the "Transferring Keytech Shareholder") wishes to Transfer al1 or part of its Shares other than as provided in paragraph (f) of this Section 3.2, the Transferring Keytech Shareholder shall, prior to consummating any such Transfer, give a Sale Offer to the Controlling Shareholders. The Sale Offer shall set forth (i) the number of Offered Shares, (ii) the name and address of the Proposed Transferee, if any, (iii) the proposed price, payment terms (including the Transfer Consideration) and other material terms and conditions of the proposed Transfer and, if in existence, a copy of the Proposed Transferee's offer and (iv) an offer to sell to the Controlling Shareholders the

Offered Shares at the same price and on the same terms and conditions as those set forth in the Sale Offer. If the Transfer Consideration specified in the Sale Offer includes any property other than cash, such Transfer Consideration shall be deemed to be the amount of any cash included in the Transfer Consideration plus the value (as jointly determined by a nationally recognized investment banking firm selected by the Transferring Keytech Shareholder and a nationally recognized investment banking firm selected by the Controlling Shareholders) of such other property included in such Transfer Consideration. For this purpose, the Transferring Keytech Shareholder and the Controlling Shareholders shall use their reasonable best efforts to cause any determination of the value of any such other property included in the Transfer Consideration to be made within 15 days after the date of delivery of the Sale Offer. If the investment banking firms selected by such parties are unable to agree upon the value of any such other property within such 15-day period, such firms shall promptly select a third nationally recognized investment banking firm whose determination as to such value shall be conclusive.

      (b) The Controlling Shareholders shall have the right, during the Notice Period, to give written notice to the Transferring Keytech Shareholder of exercise of their right to purchase the Offering Shares in whole but not in part on the terms and conditions set forth in the Sale Offer (the "Controlling Shareholder First Refusal Right"). The Shares to be purchased pursuant to exercise of the Controlling Shareholder First Refusal Right shall be allocated among the exercising Controlling Shareholders as specified by them in the written notice given pursuant to this Section 3.2(b).

      (c) In the event the Controlling Shareholders shall have notified the Transferring Keytech Shareholder within the Notice Period that they wish to exercise the Controlling Shareholder First Refusal Right, the Controlling Shareholders shall have 60 days from the last day of the Notice Period to complete their purchase of the Offered Shares. In the event the Controlling Shareholders shall not have completed such purchase within such 60-day period, or, if the prior approval of any Governmental Authority shall be required for the sale of the Offered Shares to the Controlling Shareholders, they shall not have filed or caused to be filed a request for such approval within 15 days of the last day of the Notice Period or shall not have completed the purchase of the Offered Shares pursuant to an approval by such Governmental Authority within 30 days of the date of such approval, in any such case other than as a result of actions or omission by any Keytech Shareholder, the Transferring Keytech Shareholder shall have the right to Transfer its Shares not subject to any of the restrictions set forth in this Section 3.2.

      (d) If within the Notice Period the Controlling Shareholders have not given written notice to the Transferring Keytech Shareholder of their decision to exercise the Controlling Shareholder First Refusal Right, the Transferring Keytech Shareholder shall have 60 days from the last day of the Notice Period or, if the prior approval by any Governmental Authority shall be required for the Transfer of the Offered Shares, 30 days from the date of such approval, in which to Transfer the Offered Shares at a price not lower than that contained in the Sale Offer and on terms and conditions not more favorable than those contained in the Sale Offer. If a Proposed Transferee is identified in the Sale Offer, the Transferring Keytech Shareholder shall Transfer the Offered Shares solely to such Proposed Transferee.

      (e) If at the end of the applicable period provided for in Section 3.2(c) or 3.2(d), the Transferring Keytech Shareholder has not completed the Transfer of the Offered Shares or, if the prior approval by any Governmental Authority shall be required for the Transfer of the Offered Shares, the Transferring Keytech Shareholder shall not have filed or caused to be filed with such Governmental Authority a request for any such approval within 15 days from the last day of the Notice Period, the Transferring Keytech Shareholder may not Transfer the Offered Shares without again complying with this Section 3.2.

      (f) A Keytech Shareholder may Transfer any of its Shares as set forth below without complying with the provisions of paragraphs (a) through (e) of this Section 3.2:

          (i) to a Permitted Transferee, provided that, until the Public Market Date, there shall not be more than ten Keytech Shareholders at any one time;

          (ii)    pursuant to Section 3.1, 3.3 or 3.4;

          (iii)   to the Company;

          (iv)    pursuant to Section 4.3 or 4.4;

          (v)     pursuant to Rule 144 under the Securities Act;

          (vi) pursuant to a bona fide pledge of the Shares as security for indebtedness for borrowed money of any Keytech Shareholder;

          (vii) pursuant to a merger or consolidation of the Company or a plan of liquidation of the Company if such merger, consolidation or liquidation has been approved by the affirmative vote of a majority of the members of the Board of Directors of the Company then in office; and

          (viii) pursuant to a tender offer or exchange offer that the Board of Directors of the Company, by action taken by the affirmative vote of a majority of the directors then in office, has approved or determined not to oppose.

      3.3 Change of Control Put Right. (a) If the Controlling Shareholder shall, through one or more transactions with one or more Persons, directly or indirectly, transfer, or cease to hold, control of the Company as defined herein or all or substantially all of the assets of the Company shall be transferred through one or more transactions to a Person (the "Asset Purchaser") that is not, directly or indirectly, controlled by the Company as defined herein (a "Change of Control"), each Keytech Shareholder shall have the right, subject to this Section 3.3 (the "Change of Control Put Right"), to cause AT&T to purchase or cause its designee to purchase, and upon exercise by such Keytech Shareholder of the Change of Control Put Right, AT&T shall purchase or cause its designee to purchase, all of the Shares then held by such Keytech Shareholder and specified in Section 3.3(e) at a price per Share to be determined in accordance with Section 3.3(c). For purposes of this
Section 3.3, the Controlling Shareholder shall be deemed to control the Company so long as (i) the Controlling Shareholders and BT as a group (the "Controlling Group") beneficially own at least a majority of the then-outstanding Voting Securities and (ii) no Person or Persons other than the members of the Controlling Group shall have the right to (a) elect a majority of the Board of Directors of the Company, or (b) contractually or otherwise, directly or indirectly, to direct or cause the direction of the management and policies of the Company; provided that the Controlling Group beneficially owns at least 25% of the then-outstanding Voting Securities. The Company shall notify the Keytech Shareholders of the existence of a Change of Control not later than the third Business Day after the occurrence of a Change of Control. Such notice shall set forth the relevant price, payment terms and other materiel terms and conditions of the Transfer constituting the Change of Control.

      (b) If a Keytech Shareholder elects to exercise the Change of Control Put Right, such Keytech Shareholder shall provide AT&T and the Company with written notice of such exercise at any time within 30 days after the date of such Keytech Shareholder's receipt of notice of occurrence of the Change of Control pursuant to Section 3.3(a). Such Keytech Shareholder shall state is such notice its exercise of the Change of Control Put Right and the number of Shares owned by it.

      (c) The price per Share at which the Shares held by a Keytech Shareholder may be put pursuant to this Section 3.3 shall be equal, at the option of such Keytech Shareholder, to (x) the price specified in Section 3.4(b) payable upon exercise of the Keytech Shareholders Put Right or (y) the price per Share at which the Transfer that constitutes a Change of Control is consummated (including, for purposes of this calculation, all forms of consideration received by the Controlling Group in connection therewith). AT&T shall pay or cause to be paid to such Keytech Shareholder the put price in immediately available funds in Dollars if the price specified in clause (x) of this subparagraph (c) is selected by the Keytech Shareholders and in the same form or forms as the consideration received by the Controlling Group if the price specified is clause (y) is selected by the Keytech Shareholders, against delivery of the Shares held by such Keytech Shareholder to AT&T or its designee free and clear of any Lien, not later than 30 days after such Keytech Shareholder provides written notice of exercise of its Change of Control Put Right in accordance with Section 3.3(b) (and, if such 30th day is not a Business Day, not later than the next preceding Business Day).

      (d) The Change of Control Put Right with respect to a Keytech Shareholder shall terminate upon the expiration of the notice period provided for in Section 3.3(b) without exercise by such Keytech Shareholder of the Change of Control Put Right.

      (e) The only Shares which may be put pursuant to this Section 3.3 are the Closing Shares and any Shares paid, issued or distributed in respect of any Closing Shares by way of stock dividend or distribution or stock split or in connection with a combination of Shares, recapitalization, reorganization, merger, consolidation or otherwise.

      3.4 Keytech Shareholder Put Right. (a) if the AT&T Merger shall not have occurred by the first anniversary of the Closing Date, each Keytech Shareholder shall have the right, subject to this Section 3.4 (the "Keytech Shareholders Put Right"), to cause AT&T to purchase or cause its designee to purchase, and upon exercise by such Keytech Shareholder of the Keytech Shareholders Put Right, AT&T shall purchase or cause its designee to purchase, the portion of the Shares then held by such Keytech Shareholder and specified in Section 3.4(d) which is designated by such Keytech Shareholder in the notice of exercise at the price per Share provided in Section 3.4(b). To exercise the Keytech Shareholders Put Right, he or she must provide AT&T and the Company with written notice of such exercise on any date during the period beginning on the first anniversary of the Closing Date and ending 90 days thereafter (the "Keytech Shareholders Put Termination Date").

      (b) The price per Share payable by AT&T or its designee to a Keytech Shareholder upon exercise by such Keytech Shareholder of its Keytech Shareholders Put Right shall be the Keytech Put Price. AT&T shall pay or cause to be paid to an exercising Keytech Shareholder such put price in immediately available funds in Dollars, against delivery of the Shares held by such Keytech Shareholder to AT&T or its designee free and clear of any Lien, not later than 34 days after the date the Keytech Shareholder provides written notice of exercise of its Keytech Shareholders Put Right in accordance with
Section 3.4(a) (and, if such 30th day is not a Business Day, not later than the next preceding Business Day).

      (c) Except to the extent a Keytech Shareholder has provided prior written notice of exercise of its Keytech Put Right, the Keytech Shareholders Put Right shall terminate on the Keytech Shareholders Put Termination Date.

      (d) The only Shares which may be put pursuant to this Section 3.4 are the Closing Shares and any Shares paid, issued or distributed in respect of any Closing Shares by way of stock dividend or distribution or stock split or in connection with a combination of Shares, recapitalization, reorganization, merger, consolidation or otherwise.

      (e) After the Keytech Shareholders Put Termination Date, the Keytech Shareholders shall have the right to cause AT&T to purchase or cause its designee to purchase, and upon exercise by the Keytech Shareholders of such right, AT&T shall purchase or cause its designee to purchase, at the Keytech Put Price, Shares (the "Released Shares") released from the Escrow Account to the Keytech Shareholders under the Escrow Agreement, if (a) the Keytech Shareholders exercised the Keytech Put Right with respect to the Closing Shares in accordance with this Section prior to the Keytech Shareholders Put Termination Date, (b) as of the date the Released Shares are released from the Escrow Account neither the AT&T Merger nor the Public Market Date shall have yet occurred, and (c) the Keytech Shareholders shall have provided AT&T and the Company with written notice of such exercise on any date during the period beginning on the date such Released Shares are released from the Escrow Account under the Escrow Agreement and ending on the 90th day thereafter. The right of the Keytech Shareholders to cause AT&T to purchase or cause its designees to purchase a Released Share pursuant to this Section shall terminate on the 90th day following the date of release of such Released Share from the Escrow Account.

      3.5 Termination of Article III Provisions. The provisions of Sections 3.1, 3.2, 3.3 and 3.4 shall terminate on the public Market Date.


                                  ARTICLE IV

                              REGISTRATION RIGHTS

      4.1 Definitions For purposes of this Article IV, the following terms shall have the following meanings:

      "Black out Period" has the meaning specified in Section 4.6(a).

      "Counsel to the Holders" means the single law firm from time to time representing the Holders, as appointed by the Holders of a majority in number of Registrable Securities.

      "Effective Period" means, with respect to any Holder, a period (i) commencing for the purposes of Section 4.3, on the date of this Agreement and for purposes of Section 4.4, 180 days after the Public Market Date and (ii) ending on the first date as of which all Registrable Securities cease to be Registrable Securities.

      "Holder" means each Keytech Shareholder that is a holder of Registrable Securities and any other Person to whom a Keytech Shareholder has transferred its rights under this Article IV pursuant to Section 4.13.

      "Initiating Holding" has the meaning specified in Section 4.3(a).

      "Inspectors" has the meaning specified in Section 4.7(1).

      "NASD" means the National Association of Securities Dealers, Inc.

      "Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by any Registration Statement, and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

      "Records" has the meaning specified in Section 4.7(1).

      "Registrable Securities" means, collectively, (i) the Closing Shares and
(ii) any shares of Common Stock paid, issued or distributed in respect of any shares referred to in clause (i) by way of stock dividend or distribution or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise. Securities will cease to be Registrable Securities in accordance with Section 4.2.

      "Registration Expenses" means any and all out-of-pocket expenses incident to the Company's performance of or compliance with this Agreement, including without limitation, (i) all SEC, NASD and securities exchange registration and filing fees, (ii) all fees and expenses of complying with state securities or blue sky laws (including reasonable fees and disbursements of counsel for any underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or automated quotation system pursuant to Section 5.7(h), (v) the fees and disbursements and (vi) out-of-pocket expenses for underwriters customarily paid by the issuer to the extent provided for in any underwriting agreement, but excluding
(x) underwriting discounts and commissions, transfer taxes, if any, and documentary stamp taxes, if any, and (y) any fees or disbursements of counsel to the Holders or any Holder.

      "Registration Statement" means any registration statement of the Company referred to in Section 4.3 or 4.4, including any Prospectus, amendments and supplements to any such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in any such registration statement.

      "Registration Hold Period" means a Section 4.7(e) Period or a Section 4.7(m) Period.

      "Related Securities" means any securities of the Company similar or identical to any of the Registrable Securities, including, without limitation, Common Stock and all options, warrants, rights and other securities convertible into, or exchangeable or exercisable for, Common Stock.

      "Requesting Holder" has the meaning specified in Section 4.3(a).

      "Section 4.7(e) Period" has the meaning specified in Section 4.7(e).

      "Section 4.7(m) Period" has the meaning specified in Section 4.7(m).

      "Shelf Registration" means a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act (or any successor rule that may be adopted by the SEC).

      "Underwritten Registration or Underwritten Offering" means an underwritten offering in which securities of the Company are sold to an underwriter for reoffering to the public.

      4.2 Securities Subject to this Agreement. The securities entitled to the benefits of this Article IV are the Registrable Securities. For the purposes of this Agreement, any particular Registrable Securities will cease to be Registrable Securities when and to the extent that (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) such Registrable Securities are distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such Registrable Securities shall have been otherwise transferred or disposed of, new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company and, at such time, subsequent transfer or disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any similar state law then in force or (iv) such Registrable Securities have ceased to be outstanding.

      4.3 Piggy-Back Registration Rights. (a) Except in the case of an initial public offering of securities in which the only securities offered are for the Company's own account, whenever during the Effective Period the Company shall propose to file a registration statement under the Securities Act relating to the public offering of Common Stock for the Company's own account (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor forms, or filed in connection with an exchange offer or an offering of securities solely to existing stockholders or employees of the Company) or for the account of any holder of Common Stock (the "Initiating Holder") and on a form in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act, the Company shall (i) give written notice at least 20 Business Days prior to the filing thereof to each Holder of Registrable Securities then outstanding, specifying the approximate date on which the Company proposes to file such registration statement and advising such Holder of its right to have any or all of the Registrable Securities then held by such Holder included among the securities to be covered thereby and (ii) at the written request of any such Holder given to the Company within 15 days after such Holder's receipt of written notice from the Company, include among the securities covered by such registration statement the number of Registrable Securities which such Holder (the "Requesting Holder") shall have requested be so included (subject, however, to reduction in accordance with paragraph (b) of this Section), provided that if the offering covered by such registration statement is not underwritten and the Initiating Holder is a party or parties exercising demand registration rights pursuant to the Shareholders Agreement, dated December 8, 1999, among the Company, AT&T, SL Participacoes S.A. and AT&T Shareholder, the Company will not include such Registrable Securities without the prior written consent of the holders of a majority of the shares of such Initiating Holder covered by such registration statement.

      (b) Each Holder of Registrable Securities desiring to participate in an offering pursuant to Section 4.3(a) may include shares of Common Stock in any Registration Statement relating to such offering to the extent that the inclusion of such shares of Common Stock shall not reduce the number of shares of Common Stock to be offered and sold by the Company or any Initiating Holder pursuant thereto. If the lead managing underwriter selected by the Company for an underwritten offering pursuant to Section 4.3(a) determines that marketing factors require a limitation on the number of shares of Common Stock to be offered and sold by Requesting Holders in such offering, there shall be included in the offering only that number of shares of Common Stock; if any, that such lead managing underwriter reasonably and in good faith believes will not jeopardize the success of the offering of all the shares of Common Stock that the Company desires to sell for its own account or that the Initiating Holder desires to sell for its own account, as the case may be. In such event, and provided the lead managing underwriter has so notified the Company in writing, the shares of Common Stock to be included in such offering shall consist of (i) first, any securities the Company or the Initiating Holder, as the case may be, proposes to sell, and (ii) second, the number, if any, of Registrable Securities the Requesting Holders requested to be included in such registration that, in the opinion of such lead managing underwriter can be sold without jeopardizing the success of the offering of all the securities that the Company or the Initiating Holder, as the case may be, desires to sell for its own account, such amount to be allocated on a pro rata basis among the Holders of Registrable Securities who have requested their securities be so included based on the number of Registrable Securities that each Holder thereof has requested to be so included; provided that, in the event another Person has duly requested pursuant to an agreement with the Company that the Company register other securities of the Company and such request has not been withdrawn, the Requesting Holders and such other Person shall be included in such registration pro rata based on the number of securities the Requesting Holders and such other Person have requested to be so included.

      (c) Nothing in this Section 4.3 shall create any liability on the part of the Company to the Holders of Registrable Securities if the Company for any reason should decide not to file a registration statement proposed to be filed under Section 4.3(a) or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that a Holder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

      (d) A request by Holders to include Registrable Securities in a proposed underwritten offering pursuant to Section 4.3(a) shall not be deemed to be a request for a demand registration pursuant to Section 4.4.

      4.4 Demand Registration Rights. (a) Upon the written request during the Effective Period of Holders holding at least a majority in number of the Registrable Securities held by the Holders that the Company effect the registration with the SEC under and in accordance with the provisions of the Securities Act of all or part of such Holders' Registrable Securities (which written request shall specify the aggregate number of shares of Registrable Securities requested -to be registered and the means of distribution), the Company shall use its reasonable best efforts to file a Registration Statement covering such Holders' Registrable Securities requested to be registered within 30 Business Days after receipt of each request; provided, however, that the Company shall not be required to take any action pursuant to this Section 4.4:

          (i) if prior to the date of such request the Company shall previously have effected a registration pursuant to this Section 4.4;

          (ii) if the Company has effected a registration within the 180-day period next preceding such request which permitted Holders holding Registrable Securities to register Registrable Securities and has agreed with the underwriters in connection with such prior registration not to offer its securities publicly for such 180-day period;

          (iii) if the Company shall at the time have effective a Shelf Registration pursuant to which the Holders that requested registration could effect the disposition of such Holders' Registrable Securities in the manner requested;

          (iv) if the Registrable Securities which the Company shall have been requested to register shall have a then current market value of less than $20,000,000, unless such registration request is for all remaining Registrable Securities held by the Holders; or

          (v)    during the pendency of any Blackout Period;

provided, however, that the Company shall be permitted to satisfy its obligations under this Section 4.4(a) by amending (to the extent permitted by applicable law) within 15 Business Days after a written request for registration, any Registration Statement previously filed by the Company under the Securities Act so that such Registration Statement (as amended) shall permit the disposition (in accordance with the intended methods of disposition specified as aforesaid) of all of the Registrable Securities for which a demand for registration has been made under this Section 4.4(a). If the Company shall so amend a previously filed Registration Statement, it shall be deemed to have effected a registration for purposes of this Section 4.4.

      (b) The Holders delivering such request may distribute the Registrable Securities covered by such request by means of an underwritten offering or any other means, as determined by the Holders holding a majority of Registrable Securities so requested to be registered.

      (c) Subject to Section 4.4(d); a registration requested pursuant to this
Section 4.4 shall not be deemed to be effected for purposes of this Section
4.4 if it has not been declared effective by the SEC or become effective in accordance with the Securities Act and the rules and regulations thereunder.

      (d) Holders holding a majority in number of the Registrable Securities held by Holders to be included in a Registration Statement pursuant to this
Section 4.4 may, at any time prior to the effective date of the Registration Statement relating to such registration, revoke such request by providing a written notice to the Company revoking such request. If a Registration Statement is so revoked, the Holders holding Registrable Securities requesting the filing of such Registration Statement shall reimburse the Company for all its out-of-pocket expenses incurred in the preparation, fling and processing of the Registration Statement. In the case of any such revocation other than the first such revocation, the Company shall be deemed to have effected a registration pursuant to this Section 4.4.

      (e) In the event the Company wishes, or any holder of Common Stock has the right, to include shares of Common Stock in a Registration Statement pursuant to this Section 4.4, there shall be included in such Registration Statement only that number of such shares of Common Stock, if any, that the lead managing underwriter (if the offering is covered by such Registration Statement is an underwritten offering) reasonably and in good faith believes will not jeopardize the success of the offering of all the shares of Common Stock that the Holders desire to all for their own account. In such event and provided the lead managing underwriter has not notified the Company in writing, the shares of Common Stock to be included in such offering shall consist of (i) first, the securities the Holders proposed to sell, (ii) second, the securities the Company proposes to sell for its own account and
(iii) third, the number, if any, of securities requested to be included in such registration, that in the opinion of such lead managing underwriter, can be sold without jeopardizing the success of the offering of all the securities that each Holder or the Company, as the case may be, desires to sell for its own account, such amount to be allocated on a pro rata basis among the holders of securities who have requested their securities be so included based on the number of securities that each holder thereof has requested to be so included.

      4.5 Selection of Underwriters. In connection with any underwritten offering pursuant to a Registration Statement filed pursuant to a demand made pursuant to Section 4.4, the Company shall have the right to select a lead managing underwriter or underwriters to administer the offering, which lead managing underwriter or underwriters shall be reasonably satisfactory to the Holders holding a majority in number of the Registrable Securities to be included in the Registration Statement.

      4.6 Blackout Periods; Holdback. (a) If the Company determines in good faith that the registration and distribution of Registrable Securities (i) would materially impede, delay, interfere with or otherwise adversely affect any pending financing, registration of securities, acquisition, corporate reorganization or other significant transaction involving the Company or (ii) would require disclosure of non-public material information that the Company has a bona fide business purpose for preserving as confidential, as determined by the Board of Directors of the Company in good faith, the Company shall promptly give the Holders notice of such determination and shall be entitled to postpone the filing or effectiveness of a Registration Statement for the shortest period of time reasonably required, but in any event not to exceed 120 days with respect to matters covered by clause (i) above, and not to exceed 90 days with respect to matters covered by clause (ii) above (a "Blackout Period"); provided that a Blackout Period with respect to a registration of securities proposed by the Company may, at the election of the Company, commence on the date that is 30 days prior to the date the Company in good faith estimates will be the date of filing of, and end no later than the date following the effective date of, such registration, specified in the form of underwriting agreement relating to such registration during which the Company shall be prohibited from selling, offering or otherwise disposing of Common Stock, but in no event to exceed 90 days, provided further, that the Company shall not obtain any deferrals under this Section 4.6(a) aggregating in excess of 180 days in any twelve-month period. The Company shall promptly notify each Holder of the expiration or earlier termination of a Blackout Period.

      (b) Each Holder of Common Stock agrees by acquisition of the Registrable Securities, if so requested in writing by any managing underwriter, not to effect any public sale or distribution of such securities or Related Securities during the seven days prior to and the 90 days (or 180 days, in the case of the Company's initial public offering) after the effective time of any underwritten registration by the Company (either for its own account, or for the benefit of the Holders of any securities of the Company, including Registrable Securities, in each case as to which the Holders are entitled to request to be included pursuant to Section 4.3) has become effective or such period of time shorter than 90 days (or 180 days, as applicable) that is sufficient and appropriate, in the opinion of the managing underwriter, in order to complete the sale and distribution of securities included in such registration. No Holder of Common Stock shall be required pursuant to this
Section 4.6(b) to enter into any agreement that would delay or otherwise adversely affect the exercise by the Keytech Shareholders of their rights under Section 3.3 or 3.4.

      4.7 Registration Procedures. If and whenever the Company is required to use reasonable best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company shall:

      (a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate, and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof (including, if so requested by the Holders, distributions under Rule 415 under the Securities Act pursuant to a Shelf Registration Statement), and use its reasonable best efforts to cause such Registration Statement to become and remain effective;

      (b) prepare and file with the SEC amendments and post-effective amendments to such Registration Statement (including any Shelf Registration referred to in Section 4.4(a)) and such amendments and supplements to the Prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration or as may be required by the rules, regulations or instructions applicable to the registration form utilized by the Company or by the Securities Act or rules and regulations thereunder necessary to keep such Registration Statement effective (i) in the case of a firm commitment underwritten public offering, until each underwriter has completed the distribution of all securities purchased by it and (ii) in the case of any other registration, for up to 90 days (or longer period in the event of a Registration Hold Period during such offering, as provided in this
Section 4.7) and cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and otherwise to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until the earlier of (x) such 90th day (or longer period) and (y) such time as all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities.

      (c) furnish to each Holder of such Registrable Securities such number of copies of such Registration Statement and of each amendment and post-effective amendment thereto, any Prospectus or Prospectus supplement and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder (the Company hereby consenting to the use (subject to the limitations set forth in the last paragraph of this Section 4.7) of the Prospectus or any amendment or supplement thereto in connection with such disposition);

      (d) use its reasonable best efforts to register or qualify such Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Holder shall reasonably request, and do any and all other acts and things which may be reasonably necessary to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder, except that the Company shall not be required for any such purpose to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 4.7(d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process of any such jurisdiction;

      (e) notify each Holder of any such Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 4.7(b), of the Company's becoming aware that the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing (the period during which the Holders are required to refrain from effecting public sales or distributions in such case being referred to as a "Section 4.7(e) Period"), and prepare and furnish to such Holder a reasonable number of copies of an amendment to such Registration Statement or supplement to such related Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or make the statements therein not misleading in the light of the circumstances then existing, and the time during which such Registration Statement shall remain effective pursuant to
Section 4.7(b) shall be extended by the number of days in the Section 4.7(e) Period;

      (f) notify each Holder of Registrable Securities covered by such Registration Statement at any time:

          (i) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same have become effective;

          (ii) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information;

          (iii) of the issuance by tile SEC of any stop order of which the Company or its counsel is aware or should be aware suspending the effectiveness of the Registration Statement or any order preventing the use of a related Prospectus, or the initiation of any threats of any proceedings for such purposes; and

          (iv) of the receipt by the Company of any written notification of the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation of any threats of any proceeding for that purpose;

      (g) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its stockholders an earnings statement which shall satisfy the provisions of
Section 11(a) of the Securities Act provided that the Company shall be deemed to have complied with this paragraph if it has complied with Rule 158 under the Securities Act;

      (h) use its reasonable best efforts to cause all such Registrable Securities to be listed on any securities exchange or automated quotation system on which the Common Stock is then listed, if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange or automated quotation system, and to provide a transfer agent and registrar for such Registrable Securities covered by such Registration Statement no later than the effective date of such Registration
Statement:

          (i) if the registration is an underwritten registration, enter into a customary underwriting agreement and in connection therewith:

          (i) make such representations, and warranties to the underwriters in form, substance and scope as are customarily made by issuers to underwriters in comparable underwritten offerings;

          (ii) obtain opinions of counsel to the Company (in form, scope and substance reasonably satisfactory to the managing underwriters), addressed to the underwriters, and covering the matters customarily covered in opinions requested in comparable underwritten offerings;

          (iii) obtain "cold comfort" letters and bring-downs thereof from the Company's independent ratified public accountants addressed to the underwriters, such letters to be in customary form and covering matters of the type customarily covered is "cold comfort" letters by independent accountants in connection with underwritten offerings;

          (iv) if requested, provide indemnification in accordance with the provisions and procedures of Section 4.10 to all parties to be indemnified pursuant to such Section; and

          (v) deliver such documents and certificates as may be reasonably requested by the managing underwriters to evidence compliance with paragraph (f) above and with any customary conditions contained in the underwriting agreement;

      (j) cooperate with the Holders of Registrable Securities covered by such Registration Statement and the managing underwriter or underwriters or agents, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing the securities to be sold under such Registration Statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters or agents, if any, or such Holders may request;

      (k) if reasonably requested by the managing underwriter or underwriters or a Holder of Registrable Securities being sold in connection with an underwritten offering, incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters and the Holders of a majority in number of the Registrable Securities being sold reasonably agree should be included therein relating to the plan of distribution with respect to such Registrable Securities including, without limitation, information with respect to the principal amount of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering and make all required filings of such Prospectus supplement or post-effective amendment as promptly as practicable upon being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

      (l) provide any Holder of Registrable Securities included in such Registration Statement, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the "Inspectors") with reasonable access during normal business hours to appropriate officers of the Company and the Company's subsidiaries to ask questions and to obtain information reasonably requested by airy such Inspector and make available for inspection all financial and other records and other information, pertinent corporate documents and properties of any of the Company and its subs and affiliates (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility; provided, however, that the Records that the Company determines, in good faith, to be confidential shall not be disclosed to any inspector unless such Inspector signs or is otherwise bound by a confidentiality agreement reasonably satisfactory to the Company; and

      (m) in the event of the issuance of any stop order of which the Company or its counsel is aware suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in the Registration Statement far sale in any jurisdiction, the Company shall use its reasonable best efforts promptly to obtain its withdrawal; and the period for which the Registration Statement shall be kept effective shall be extended by a number of days equal to the number of days between the issuance and withdrawal of any stop orders (a "Section 4.7(m) Period").

      The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such Holder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request.

      Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 4.7(e) or 4.7(m), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Prospectus or Registration Statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4.7(e) or the withdrawal of any stop order contemplated by Section 4.7(m), and, if so directed by the Company, such Holder shall deliver to the Company all copies, other than permanent files copies then in such Holder's possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice.

      4.8 Registration Expenses. The Company shall pay all Registration Expenses in connection with all registrations of Registrable Securities pursuant to Sections 4.3 and 4.4, and each Holder shall pay (i) any fees or disbursements of counsel to such Holder and (ii) all underwriting discounts and commissions and transfer taxes, if any, and documentary stamp taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to the Registration Statement.

      4.9 Reports under the Exchange Act. The Company agrees, from and after the Public Market Date, to:

      (a) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

      (b) furnish to any Holder, during the Effective Period and from and after the Public Market Date, forthwith upon request (A) a written statement by the Company that it has complied with the current public information and reporting requirements of Rule 144 under the Securities Act and the Exchange Act and (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC under the Exchange Act.

      4.10 Indemnification; Contribution. (a) The Company agrees to indemnify and hold harmless each Holder of Registrable Securities, its officers, directors, agents, trustees, stockholders and each Person who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees, disbursements and expenses, as incurred) incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or preliminary Prospectus, or any amendment or supplement to any of the foregoing, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or a preliminary Prospectus, in the light of the circumstances then existing) not misleading, except in each case insofar as the same arise out of or are based upon (i) any such untrue statement or omission made in reliance on and in conformity with information with respect to such indemnified party furnished in writing to the Company by such indemnified party or its counsel expressly for use therein,
(ii) the use of any Prospectus after such time as the obligation of the Company to keep such Prospectus effective has expired or (iii) the use of any Prospectus after such time as the Company has advised the Holders that the filing of a post-effective amendment or supplement thereto is required, except such Prospectus as so amended or supplemented. In connection with an underwritten offering, the Company shall indemnify the underwriters thereof, their officers, directors, agents, trustees, stockholders and each Person who controls such underwriters (within the meaning of Section 14 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities. Notwithstanding the foregoing provisions of this Section 4.10(a), the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), under the indemnity agreement in this
Section 4.10(a) for any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense that arises out of any of the matters specified in clause (ii) or (iii) above or such Person's failure to send or deliver a copy of the final Prospectus to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of the Registrable Securities to such Person if such statement or omission wars corrected in such final Prospectus and the Company has previously furnished copies thereof to such Holder or other Person in accordance with this Agreement.

      (b) In connection with any Registration Statement filed pursuant hereto, each Holder of Registrable Securities to be covered thereby shall furnish to the Company in writing such information with respect to such Holder, including the name, address and the amount of Registrable Securities held by such Holder, as the Company reasonably requests for use in such Registration Statement or the related Prospectus and agrees, (i) in the case of Norberto Oscar Alvarez and Permitted Transferees that hold Shares originally held by him, jointly and severally with all other Holders that are Keytech Shareholders (and, otherwise, severally and not jointly with all other Holders), (ii) and in the case of all other Keytech Shareholders and Permitted Transferees that hold Shares originally held by them, severally and not jointly with all other Holders, to indemnify and hold harmless the Company, all other Holders or any underwriter, as the case may be, and their respective directors, officers, agents, trustees, stockholders and controlling Persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees, disbursements and expenses, as incurred), incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon any untrue or alleged untrue statement of a material fact contained in, or any omission or alleged omission of a material fact required to be stated in, such Registration Statement Prospectus or preliminary Prospectus or any amendment or supplement to any of the foregoing or necessary to make the statements therein (in case of a Prospectus or preliminary Prospectus, in the light of the circumstances then existing) not misleading, but only to the extent that any such untrue statement or omission is made in reliance on and in conformity with information with respect to such Holder furnished in writing to the Company by such Holder or its counsel specifically for inclusion therein; provided, however, that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense that is equal to the proportion that the net proceeds from the sale of shares sold by such Holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds (after deduction of underwriting discounts and commissions and offering expenses payable by such Holder) received by such Holder from the sale of Registrable Securities covered by such Registration Statement.

      (c) Any Person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such indemnified party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party may claim indemnification or contribution pursuant to this Agreement, provided that failure to give such notification shall not affect the obligations of the indemnifying party pursuant to this Section 4.10 except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; the indemnifying party shall not be liable to such indemnified party under these indemnification provisions for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation, unless in the reasonable judgment of any indemnified party a conflict of interest is likely to exist, based on the written opinion of counsel, between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall not be liable for the fees and expenses of
(i) more than one counsel for all Holders of Registrable Securities who are indemnified parties, selected by a majority of the Holders of Registrable Securities who are indemnified parties (which choice shall be reasonably satisfactory to the Company), (ii) more than one counsel for the underwriters or (iii) more than one counsel for the Company in connection with any one action or separate but similar or related actions. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claims, unless in the reasonable judgment of any indemnified party based on the written opinion of counsel a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels, provided that the indemnifying party shall not be liable for the fees and expenses of (i) more than one counsel for all Holders of Registrable Securities who are indemnified parties (which choice shall be reasonably satisfactory to the Company), (ii) more than one counsel for the underwriters or (iii) more than one counsel for the Company in connection with any one action or separate but similar or related actions. No indemnifying party, in defense of any such action, suit, proceeding or investigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such action, suit, proceeding or investigation to the extent the same is covered by the indemnity obligations set forth in this
Section 4.10. No indemnified party shall consent to entry of any judgment or enter into any settlement without the consent of each indemnifying party.

      (d) If the indemnification from the indemnifying party provided for in this Section 4.10 is unavailable to an indemnified party hereunder in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations; provided, however, that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense that is equal to the proportion that the net proceeds from the sale of shares sold by such Holder under such Registration Statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds (after deduction of underwriting discounts and commissions and offering expenses payable by such Holder) received by such Holder from the sale of Registrable Securities covered by such Registration Statement. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in
Section 4.10(c), any legal or other fees and expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding.

      No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

      If indemnification is available under this Section 4.10, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 4.10(a) or (b), as the case may be, without regard to the relative fault of such indemnifying parties or indemnified party or any other equitable consideration provided for in this Section 4.10(d).

      (e) The provisions of this Section 4.10 shall be in addition to any liability which any indemnifying party may have to any indemnified party and shall survive the termination of this Agreement.

     4.11 Participation in Underwritten Offerings. No Holder of Registrable Securities may participate in any underwritten offering pursuant to Section
4.3 unless such Holder (i) agrees to sell such Holder's securities on the basis provided in any underwriting arrangements approved by the Company in its reasonable discretion and (ii) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

      4.12 Mergers, etc. The Company agrees that, as a condition to any merger, consolidation or the sale of all or substantially all of its assets in exchange for securities of another company, it shall use its reasonable best efforts in light of the circumstances then existing to require the surviving, consolidated or purchasing corporation to enter into an agreement to register the securities of such surviving, consolidated or purchasing corporation, to be received by the Holders, on substantially the same terms and provisions as are provided in this Agreement.

      4.13 Assignment of Registration Rights. The right to cause the Company to register Registrable Securities pursuant to this Article IV may be assigned (but only with all related obligations) by a Holder to any transferee or assignee permitted under Article II and III, provided that such assignment or transfer shall be effective only if immediately thereafter the further disposition of such securities by such transferee or assignee is restricted under the Securities Act.

   4.14 No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or in any way shall limit the rights granted to the Holders in this Article IV.


                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

      5.1 Presentations and Warranties. Each party hereto represents and warrants to the other parties as follows:

      (a) Such party has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party. This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general applications affecting enforcement of creditors' rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

      (b) Neither the execution and delivery by such party of this Agreement, nor the consummation or performance by such party of the transactions, contemplated hereby to be consummated or performed by it, will, directly or indirectly (with or without notice or lapse of time), (i) violate any provision of such party's charter, bylaws or other constituent instruments,
(ii) constitute or result in a breach or default by such party, or give rise to a right of termination on the part of any other party, or result in the creation or imposition of any lien, claim or encumbrance on such party's assets, under any agreement or instrument to which such party is a party or by which it is bound or (iii) constitute a violation by such party of any law, rule, regulation, order, judgment or decree applicable to it.

      (c) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of such party is required in connection with the consummation or performance by such party of the transactions contemplated hereby to be consummated or performed by it, except for such consents, approvals, authorizations or orders which have been obtained or made and are in full force and effect of the date hereof.

      5.2 No Other Shareholders Agreements. The Company represents and warrants to the Keytech Shareholders that, other than this Agreement, the Stock Purchase Agreement and agreements executed in connection with the acquisition of Netstream Telecom. Ltda. and FirstCom Corporation, as of the date of the Stock Purchase Agreement there are no agreements, arrangements or understandings (whether oral or written) between any Shareholder and the Company with respect to the ownership, holding, voting or Transfer of any securities of the Company.


                                  ARTICLE VI

                               CERTAIN COVENANTS

      6.1 Other Shareholders Agreements. Neither the Company nor any Shareholder who is or may become a party to this Agreement shall enter into any other agreement or arrangement with respect to the ownership, holding, voting or Transfer of any securities of the Company that would adversely affect in any material respect the rights of the Keytech Shareholders under this Agreement.

      6.2 Access to Financial Information. (a) The Company shall provide the Keytech Shareholders with the following financial information to the extent such information is available to management of the Company: (i) within 30 days after the end of each month, monthly unaudited consolidated financial statements for such month; (ii) within the first 45 days after the end of each quarter, quarterly unaudited consolidated financial statements for such quarter; (iii) within 90 days after the end of each fiscal year, annual audited consolidated financial statements for such fiscal year, including comments thereon of the Company's management; and (iv) if prepared, and as soon as reasonably practicable after its adoption by the Board of Directors of the Company, an annual budget prepared by the Company's management for each-fiscal year, including comments thereon of management.

      (b) The Keytech Shareholders and their respective accountants, attorneys, financial advisers and other representatives, at the sole cost and expense of the Keytech Shareholders, may, from time to time and during normal business hours, visit and inspect the facilities of the Company and examine and, subject to Section 7.2 make copies of the Company's books and records.

      6.3 AT&T Consultation with Keytech Shareholders. The Company shall cause senior representatives of AT&T's, Latin American business unit to, on a quarterly basis and otherwise upon the Keytech Shareholders' reasonable request, discuss with them AT&T's progress in developing the Company, including matters relating to strategic initiatives by the Company in the Region.

      6.4 Termination of Article VI Provisions. The provisions of Section 6.2 and 6.3 shall terminate as of the earlier of the occurrence of the AT&T Merger and the Public Market Date.


                                 ARTICLE VII

                                MISCELLANEOUS

      7.1 Further Assurances. Each party shall promptly and duly execute and deliver such documents and take, and each Shareholder shall cause the Company to take, such further action which may be required from time to time under applicable law or otherwise to carry out effectively and accomplish the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

      7.2 Confidentiality. (a) Each Shareholder hereby acknowledges that Confidential Information has been and will be made available to such Shareholder in connection with such Shareholder's investment in the Company. Each Shareholder agrees that, without the prior authorization of the Board of Directors of the Company, such Shareholder shall not disclose any Confidential Information to any Person, except (i) to the extent required by applicable law, rule or regulation (which may include compliance with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Shareholder is subject) or generally accepted accounting principles, or (ii) to any third party to whom such Shareholder is contemplating a Transfer of its Shares, provided that such Transfer would not violate this Agreement and such third party is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement in form and substance satisfactory to the Company. Nothing contained herein shall prevent the use of Confidential Information by any Shareholder or its Representatives in connection with the assertion or defense of any claim by or against the Company or any Shareholder.

      (b) For purposes of this Section 7.2, "Confidential Information" means any information concerning the Company, its financial condition, business, Subsidiaries, operations or prospects in the possession of or to be furnished to any Shareholder in its capacity as a Shareholder; provided that the term "Confidential Information" does not include information which (i) was in the public domain on the date hereof or comes into the public domain hereafter other than as a result of a disclosure by a Shareholder or its partners, directors, officers, employees, agents, counsel, financial advisers, consultants or representatives (such persons collectively, the "Representatives") in violation of the Stock Purchase Agreement or this Agreement, (ii) was independently developed by such Shareholder or such Shareholder's Representative without making use of proprietary information of the Company, (iii) is or was available to such Shareholder on a non-confidential basis prior to its disclosure by the Company to such Shareholder or such Shareholder's Representatives or (iv) was or becomes available to such Shareholder on a non-confidential basis from a source other than the Company, a Shareholder or a Shareholder's Representatives, provided that such source is or was (at the time of receipt of such information) not, to such Shareholder's knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person.

      7.3 Entire Agreement. This Agreement and the Stock Purchase Agreement and their respective exhibits and schedules constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among all of the parties hereto and thereto with respect to such subject matter.

      7.4 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, heirs and legal representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any

Person other than the parties hereto, and their respective successors, permitted assigns, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      7.5 Assignability. Except as expressly provided herein, the benefits of this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, provided, however, that any Person acquiring Shares who is required by the terms of this Agreement to become a party hereto shall execute and deliver to the Company and the Shareholders an agreement to be bound by this Agreement and shall thenceforth be a "Shareholder" for purposes of this Agreement with such rights and obligations hereunder as are consistent with the rights and obligations hereunder applicable to the transferor of such Shares, except as otherwise provided in this Agreement, provided, further, that the benefits of this Agreement may be assigned to a pledgee of Shares upon a bona fide foreclosure on such Shares if the pledging Shareholder has not breached this agreement and the pledgee enters into an agreement that complies with the foregoing proviso.

      7.6 Amendment; Waiver. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company, AT&T and all Keytech Shareholders for all purposes and by any other party hereto who would be materially adversely affected by any such amendment or other modification.

      7.7 Effect of Share Ownership. The parties agree that no Keytech Shareholder or any Affiliate thereof shall be restricted or limited in any manner whatsoever in the conduct of its business activities solely by reason of the ownership of Shares by such Keytech Shareholder.

      7.8 Notices. All notices and other communications given or made pursuant hereto or pursuant to any other agreement among the parties, unless otherwise specified, shall be in writing and shall be deemed to be effectively given as follows: (i) upon personal delivery to the party to be notified; or (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (iii) two days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties hereto at the respective addresses set forth below, or as notified by such party from time to time at least ten days prior to the effectiveness of such notice:

      If to the Company:

            AT&T Latin America Corp.
            2333 Ponce de Leon Blvd.
            Coral Gables, FL  33134
            Attn:  Chief Executive Officer
            Tel.: (305) 774-2000
            Fax:  (305) 774-2001
      with a copy (which shall not constitute notice) to:

            AT&T Corp.
            295 North Maple Avenue
            Basking Ridge, NJ  07920
            Attn: Gary A. Swenson
            Tel.: (908) 221-4057
            Fax:  (908)221-4408

      and

            Debevoise & Plimpton
            875 Third Avenue
            New York, NY  10022
            Attn: Paul H. Wilson, Jr.
                  Sarah A.W. Fitts
            Tel:  (212) 909-6000
            Fax:  (212)909-6836

      and

            Baker & McKenzie
            1200 Brickell Avenue
            Miami, FL  33131
            Attn: Andrew Hulsh
            Tel:  (305) 789-8985
            Fax:  (305)789-8953

      If to AT&T and AT&T Shareholder:

            AT&T Corp.
            295 North Maple Avenue
            Basking Ridge, NJ  07920
            Attn: Gary A. Swenson
            Tel.: (908) 221-4057
            Fax:  (908)221-4408

      with a copy (which shall not constitute notice) to:

            Debevoise & Plimpton
            875 Third Avenue
            New York, NY  10022
            Attn: Paul H. Wilson, Jr.
                  Sarah A.W. Fitts
            Tel:  (212) 909-6000
            Fax:  (212) 909-6836

      If to the Keytech Shareholders

            Norberto Alvarez
            Susana Vitale de Alvarez
            Anchorena 398, CP (1636) La Lucila
            Provincia de Buenos Aires, Argentina

            and

            Alejandro Rossi
            Av. Libertador 2112, piso 6, CP (1425)
            Buenos Aires, Argentina

      with a copy (which shall not constitute notice) to:

            White & Case LLP
            First Union Financial Center
            200 South Biscayne Boulevard
            Miami, Florida  33131-2352
            Tel:  (305) 371-2700
            Fax:  (305) 358-5744
            Attention:  Emilo J. Alvarez-Farre

      and

            Bruchou, Fernandez, Madero & Lombardi
            Reconquista 336, 3rd Floor
            (1335) Buenos Aires, Argentina
            Tel:  011-5411-4326-3901
            Fax:  011-5411-4394-7008
            Attn: Jaime Fernandez Madero
                  Saturnino J. Funes

      Any Person who becomes a Shareholder shall provide its address and facsimile transmission number to the Company, which shall promptly provide such information to each other Shareholder.

      7.9 Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

      7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      7.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS

TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

      7.12 Consent to Jurisdiction. (a) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in the courts of the State of New York or federal courts of the United States for the Southern District of New York. Each party to this Agreement:

          (i) expressly and irrevocably consents and submits to the non-exclusive jurisdiction of each court of the State of New York and federal court of the United States for the Southern District of New York (and each appellate court located in the State of New York) in connection with any such legal action or other legal proceeding including any such action or proceeding to enforce any settlement, order or award;

          (ii) agrees that each court of the State of New York and federal court of the United States for the Southern District of New York shall be deemed to be a convenient forum; and

          (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal action or other legal proceeding commenced in any court of the State of New York or federal court of the United States for the Southern District of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal action or legal proceeding has been brought in an inconvenient forum, that the venue of such action or proceeding is improper that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

      (b) Each Keytech Shareholder irrevocably designates CT Corporation System, which currently maintains an office at 1633 Broadway, New York, NY 10019, U.S.A., as its agent to receive service of process hereunder, and the above named is authorized and directed to accept service of process hereunder on behalf of each Keytech Shareholder in any legal action or legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

      (c) Each party to this Agreement hereby knowingly, voluntarily and intentionally waives the right to a trial by jury in respect of any legal action or legal proceeding arising out of, under or in connection with this Agreement; this waiver being a material inducement for each such party to enter into this Agreement.

      7.13 Termination. No termination of any provision of this Agreement, whether because of the occurrence of the Public Market Date or otherwise, shall relieve any party of any liability for any breach of such provision occurring prior to such termination.

      7.14 Specific Performance. Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for any other parties' failure to perform their obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, to the extent permitted by applicable law, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

      7.15 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

       [rest of page left intentionally blank; signature page follows]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph hereof

                                 AT&T LATIN AMERICA CORP.


                                 By:/s/ John A. Haigh
                                    ---------------------------------
                                    Name:  John A. Haigh
                                    Title: President - AT&T Latin America Corp.


                                 ATTLA HOLDING CORP.


                                 By:/s/ John A. Haigh
                                    ---------------------------------
                                    Name:
                                    Title:

                                 /s/ Noberto Oscar Alvarez
                                 ------------------------------------
                                 Norberto Oscar Alvarez

                                 /s/ Alejandro Osvaldo Rossi
                                 ------------------------------------
                                 Alejandro Osvaldo Rossi


                                 /s/ Susana Beatriz Vitale de Alvarez
                                 ------------------------------------
                                 Susana Beatriz Vitale de Alvarez


                                 AT&T CORP., solely for purposes of
                                 Sections 3.3 and 6.3 of this
                                 Agreement


                                 By:/s/ John A. Haigh
                                    ---------------------------------
                                    Name:  John A. Haigh
                                    Title: President AT&T International Ventures